EXHIBIT 10-B
COLGATE-PALMOLIVE COMPANY

2019 INCENTIVE COMPENSATION PLAN

NONQUALIFIED OPTION NOTICE OF GRANT

<<Title>> <<First Name>> <<Last Name>>
Colgate-Palmolive Company
<<Location>>
<<Grant Date>>

You have been granted the following Options in accordance with the attached Nonqualified Option Award Agreement (the “Agreement”):

Number of Options Granted:

Option Exercise Price: $XX.XX

Vesting Dates*: Subject to the terms and conditions of the Agreement, the Options will vest in equal installments as follows:

    The first 1/3 installment of the Options will vest on ________ ___, 20___
    The second 1/3 installment of the Options will vest on ________ ___, 20___
The last 1/3 installment of the Options will vest on ________ ___, 20___

Expiration Date: ________ ___, 20___

This Award is made under the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”), and is subject to the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Agreement, all requirements of applicable law and, if applicable, the Company’s Clawback Policy. Capitalized terms used in this Notice of Grant that are not defined in this Notice of Grant have the meanings as used or defined in the Agreement.
Copies of the Plan, the Agreement and the Company’s Prospectus relating to the Plan are available via Merrill’s Benefits Online at www.benefits.ml.com, which can also be accessed at OurColgate.com under ColgatePeople, or if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, New York 10022, Attention: Mr. Marty Collins, EVP, Global Total Rewards and HR Operations.

ATTACHMENT: Nonqualified Option Award Agreement

COLGATE-PALMOLIVE COMPANY
2019 INCENTIVE COMPENSATION PLAN

NONQUALIFIED OPTION AWARD AGREEMENT

THIS NONQUALIFIED OPTION AWARD AGREEMENT (the “Agreement”), effective as of the Grant Date indicated on the Nonqualified Option Notice of Grant delivered with this Agreement (the “Notice of Grant”), is made and entered into by and between Colgate-Palmolive Company, a Delaware corporation (the “Company”), and you (“you”).

Capitalized terms used and not otherwise defined in this Agreement will have the meanings set forth in the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”).

A.Terms and Conditions Applicable to Nonqualified Options.
1.Grant. The Company grants to you, on the terms and conditions set forth in this Agreement, the right and option to purchase the number of Shares indicated on the Notice of Grant at the exercise price per share indicated on the Notice of Grant (the “Option Exercise Price”), which was the Fair Market Value of a Share on the Grant Date. The right to purchase each such Share is referred to in this Agreement as an “Option.” All Options granted hereunder will be “Nonqualified Options” as defined in the Plan.
2.Vesting and Exercisability. The number of Options specified in the Notice of Grant will vest on each vesting date indicated on the Notice of Grant (the “Vesting Date”). Except as provided in Section A.4 below, the Options will vest only if you remain continuously employed by the Company or an Affiliate through each Vesting Date. Only vested Options may be exercised. The specified number of Options will be exercisable from the applicable Vesting Date through the expiration date set forth in the Notice of Grant (the “Expiration Date”), unless earlier terminated pursuant to the Plan or this Agreement. Once vested and exercisable, and until the Expiration Date or early termination, all or any portion of the Options may be exercised from time to time and at any time under procedures and policies that the Company establishes from time to time.
3.Exercise Procedure. The Options must be exercised by executing and delivering to the Company or the Company’s appointed third-party Plan administrator, either directly or through an online internet transaction, a notice of exercise or by complying with such other procedures and policies as the Company or its appointed third-party Plan administrator may establish for notifying the Company. No Shares will be delivered pursuant to the exercise of the Options unless you have complied with your obligations under this Agreement and the Plan. Payment may be made by certified or bank check or wire transfer or, in the Company’s discretion, (i) by exchanging Shares you own (which are not subject to any pledge or other security interest); (ii) to the extent permitted by applicable law and subject to rules as established by the Company and its appointed third-party Plan administrator, by using Shares subject to the Options (a broker-assisted cashless exercise); (iii) by having the Company or its appointed third-party Plan administrator withhold Shares from the Shares otherwise deliverable upon the exercise of the Options; or (iv) by such other instrument or method as the Company may accept. The Options must be exercised by the close of the New York Stock Exchange on the last business day prior to the Expiration Date. If the Options have not been exercised by 4:00 pm (Eastern Time) on the last business day prior to the Expiration Date, the Company will have the right to exercise the Options on your behalf and to deliver the resulting Shares, net of the Option Exercise Price and any applicable withholding taxes, to your limited brokerage account at the Company’s appointed third-party Plan administrator or, if you do not have such an account, to a shareholder account in your name with the Company’s transfer agent.

4.Effect of Termination of Employment. The effect of a Termination of Employment on the Options is set forth in the Guidelines Regarding the Effect of Termination of Employment on Awards under the Plan adopted by the Committee on September 13, 2023, as such guidelines may be amended by the Committee from time to time. In addition, you are required to comply with the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement. Annex A to this Agreement is part of this Agreement.

B.Prohibited Conduct. In consideration of the grant by the Company of the Options and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending to be legally bound, agree to the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement.
C.Additional Terms and Conditions.
1.Change in Control; Adjustment for Change in Common Stock. The treatment of the Options in the event of a Change in Control, a Corporate Transaction or a Share Change will be governed by the Plan.

2.International Appendix. If you work or reside outside the United States, the Options will be subject to the general non-United States terms and conditions and the special terms and conditions of your country set forth in the attached International Appendix and, to the extent there is any conflict between this Agreement and the International Appendix, the International Appendix will control. Moreover, if you relocate from the United States to one of the countries included in the International Appendix or you move between countries included in the International Appendix, the general non-United States terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The International Appendix is part of this Agreement.

3.Notices. Any notice to be given to the Company under this Agreement will be addressed to the Chief Legal Officer and Secretary at the Company’s principal executive offices, and any notice to be given to you will be addressed to you at the address on file with the Company and/or the Company’s appointed third-party Plan administrator. Either the Company or you may designate a different address by written notice to the other. Written notice to said addresses will be effective to bind the Company and you and your representatives and beneficiaries. Any notice required or permitted hereunder will be (a) given in writing and will be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address referenced herein, or (b) delivered electronically through the Company’s electronic mail system (including any notices delivered by a third-party) and will be deemed effectively given upon such delivery.

4.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

5.No Contract of Employment; Agreement’s Survival. Nothing contained in this Agreement will affect the right of the Company or an Affiliate to terminate your employment at any time, with or without Cause, or will be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company or an Affiliate and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract as it relates to the Options awarded hereunder, the terms of this Agreement will govern and take priority. This Agreement will survive the termination of your employment for any reason.

6.Amendment; Waiver. The terms and conditions of this Agreement may be amended unilaterally by the Company, provided, however, that (a) no such amendment will be adverse to you without your written consent (except (i) as provided in Section A.4 above or (ii) to the extent the Company reasonably determines that such amendment is necessary or appropriate to comply with applicable law including the provisions of Code Section 409A, stock exchange rules or accounting rules); and (b) the amendment must be permitted under the Plan. The Company’s failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement will not be deemed to be a waiver of such provision or any such right, power or remedy which the Board, the Committee or the Company has under this Agreement.

7.Severability or Reform by Court. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of their respective obligations arising under such provision only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the fullest extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. If any provision of this Agreement is declared or found to be illegal, unenforceable or void to any extent, the validity or enforceability of the remaining provisions of this Agreement will not be affected.

8.Compliance with Law. The Plan, the granting and vesting of the Options, and any obligations of the Company under the Plan, will be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the vesting or exercise of the Options, the issuance or delivery of Shares under this Award or any other action permitted under the Plan to enable the Company to complete any required action under any federal, state or foreign country law, rule or regulation. The Company may require that you make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and Shares will not be issued unless and until you make such representations and agreements and furnish such information as the Company deems appropriate. The Company will not be obligated by virtue of any provision of the Plan to recognize the vesting or exercise of the Options or to otherwise sell or issue Shares in violation of any such laws, rules or regulations. Neither the Company nor its directors or officers will have any obligation or liability to you caused by any postponement of the vesting or exercise of the Options (or Shares issuable thereunder).

9.No Rights as Shareholder. Except as set forth in the Plan, neither you nor any person claiming under or through you will be, or will have any of the rights or privileges of, a holder of Shares with respect to the Options unless and until such Options are exercised and Shares are actually delivered to you.

10.Right of Set-Off. In addition to the rights of the Company set forth in Paragraph 4 of Annex A, you agree, if the Company in its reasonable judgment determines that you owe the Company and/or any Affiliate any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if you have not satisfied such obligation(s), then the Company may, to the extent permitted by applicable law (including without limitation Code Section 409A) instruct the Plan administrator to withhold and/or sell Shares acquired by you upon exercise of your Options, or the Company may deduct funds equal to the amount of such obligation from other funds due to you from the Company or an Affiliate.
11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan, including this Agreement, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or its appointed third-party Plan administrator. The Agreement if delivered by electronic means with electronic signatures will be treated in all manner and respects as an original executed document and will be considered to have the same binding legal effect as if it were the original signed versions thereof delivered in person.
12.Data Privacy. By accepting the Options, you explicitly and unambiguously consent to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company and its Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation.

You understand that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor. The Data may also include information relating to your health (for example, where your employment terminates due to death or Disability). You further understand that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than your country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place.
You understand that you may, at any time, request a copy of your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative in writing. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan as more fully described below.
You understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
13.Governing Law; Choice of Venue. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Delaware and the United States, as applicable, without giving effect to conflict of law rules or principles thereof. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the Delaware Court of Chancery or if not maintainable therein, then before an appropriate federal or state court located in Delaware, and you and the Company each agree to submit yourself and your respective property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

14.Plan Incorporated. You accept the Options hereby granted subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. In the event of a conflict between this Agreement and the Plan, the Plan will prevail.

IN WITNESS WHEREOF, this Agreement has been executed as of the Grant Date.

COLGATE-PALMOLIVE COMPANY

_______________________________________
Authorized Signature

Using the Merrill Benefits Online system or other available means, you must accept the above Options in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that you have read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee. If you do not do so within 180 days of the Grant Date indicated on the Notice of Grant, then you will not be able to exercise the Options and the Options will be forfeited.

Annex A

Prohibited Conduct

1.Defined Terms.
2. “Affiliate” means a corporation or other entity (i) controlled by, controlling or under common control with, the Company (including, without limitation, a corporation or other entity in which the Company has a 50% or more ownership interest) or (ii) designated by the Committee from time to time as such for purposes of the Plan.
3.“Covered Products” means any product, composition, formulation, process, machine or service of any person or organization (other than the Company or an Affiliate) in existence, being researched or under development that competes with, or is intended to compete with, a product, composition, formulation, process, machine or service being researched or under development, produced, distributed, marketed, sold or licensed by the Company or an Affiliate (i) related to any aspect of any one of the Company’s or an Affiliate’s lines of business on which you have worked or provided services during the Relevant Period, or (ii) for which you have obtained, been provided or had access to confidential, proprietary and/or trade secret information of the Company or an Affiliate.
4.“Prohibited Geography” means any country, geography, territory, region or division with respect to which you have worked, provided services or had a material presence or influence for the Company or an Affiliate in any capacity.
5.“Relevant Period” means the 24-month period immediately prior to the termination of your employment with the Company or an Affiliate.
6.“Restricted Time” means the period during which you are employed by the Company or an Affiliate plus the 12-month period immediately following the termination of your employment with the Company or an Affiliate for any reason.
7.Restrictive Covenants. Each of the covenants contained in Paragraphs 2(a)-(c) of this Annex A are collectively referred to as the “Restrictive Covenants.”
8.Non-Compete.
15.During the Restricted Time, you will not, without the prior written consent of the Company’s Chief Human Resources Officer or Chief Legal Officer, either directly or indirectly, for yourself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, serve as a director, officer, employee, consultant, contractor or advisor of, provide services or advice in any capacity to, or acquire any ownership interest in an entity that manufactures, markets, sells, develops, distributes or produces Covered Products in the Prohibited Geography, subject to applicable law. Notwithstanding the foregoing, you will not be considered to be in violation of this covenant solely by reason of owning, directly or indirectly, up to 5% in the aggregate of any class of securities of any publicly traded corporation engaged in the prohibited activities described above.

ii.In the event of a termination of your employment with the Company or an Affiliate, you agree to disclose to your Human Resources Representative in writing, at least fourteen (14) days prior to your anticipated last day of employment with the Company or Affiliate, as applicable, the name of any new employer or other entity for whom you will be providing services or advice in any capacity and the scope of your role with that employer or other entity in order to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.  You further agree that during the Restricted Time, you will provide notice to the Company as set forth in this subparagraph and pursuant to the Notices provision of Section C.3 of this Agreement, of any new employer or other new entity for whom you will be providing services or advice in any capacity, or new role with any employer or other entity, at least fourteen (14) days prior to assuming that new role to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.
iii.If you have another non-compete agreement in place with the Company or an Affiliate, the Restricted Time shall run concurrently with any restrictions under your other non-compete agreement(s).
b.Non-Interference.  With respect to Covered Products, during the Restricted Time, you will not solicit or sell to (or attempt to solicit or sell to) any customer or prospective customer, or any supplier, licensee or other business relation of the Company or an Affiliate (each, a “Restricted Third Party”) (i) for which you, directly or indirectly, engaged or had responsibility on behalf of the Company or an Affiliate during the Relevant Period, or (ii) for which you have obtained, been provided, or had access to confidential information of the Restricted Third Party, nor will you induce (or attempt to induce) any Restricted Third Party to cease or diminish doing business with the Company or an Affiliate or in any way interfere with the relationship between any Restricted Third Party and the Company or an Affiliate. A “prospective customer” of the Company or an Affiliate is a person or entity with whom the Company or an Affiliate was engaged in communications or negotiations to provide services or sell Covered Products during the Relevant Period.
c.Employee Non-Solicitation.  During the Restricted Time, you will not in any way, including through another person acting on your recommendation, suggestion, identification or advice, (i) solicit, employ or retain any person who is employed by the Company or an Affiliate, or (ii) otherwise induce or attempt to induce (A) any such person to terminate his or her employment with the Company or an Affiliate or to accept any position with any other entity, or (B) any prospective employee not to establish an employment relationship with the Company or an Affiliate.  A “prospective employee” is a person who was in communications or negotiations to become an employee of the Company or an Affiliate during the Relevant Period.
9.Reasonableness of Provisions. You agree that: (a) the terms and provisions of this Agreement (including Annex A) are reasonable; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the Restrictive Covenants are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company and its Affiliates; and (d) the consideration given by the Company under this Agreement gives rise to the Company’s interest in the Restrictive Covenants set forth in this Annex A.

10.Repayment and Forfeiture. You specifically recognize and affirm that each of the Restrictive Covenants is a material and important term of this Agreement which has induced the Company to provide for the award of the Options granted hereunder. You further agree that in the event that the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies and monetary damages (which may not be ascertainable) at law or in equity the Company may have available to it, the Company may in its sole discretion: (a) cancel any (i) unvested Options granted hereunder, including Options that would otherwise have vested upon Retirement and (ii) any vested but unexercised Options granted hereunder; and (b) require you to pay to the Company the Proceeds (as defined below) of any Options that were exercised at any time during the Look Back Period (as defined below). You will pay to the Company the Proceeds in cash upon demand, and the Company will be entitled to set-off against any amount due to you from the Company or an Affiliate, including but not limited to any bonus payments, the amount of any such Proceeds, to the extent that such set-off is not inconsistent with Code Section 409A or other applicable law. For purposes of this Paragraph 4, the term “Proceeds” means the difference between the Option Exercise Price and the greater of (x) the Fair Market Value of the Shares on the date of exercise or (y) the amount realized upon the disposition of the underlying Shares.  For avoidance of doubt, the amount of Proceeds shall be determined without regard to any taxes or amounts that may be deducted with respect to the exercise, sale or other disposition of the Option and/or the sale of the underlying Shares. The “Look Back Period” means the longer of the following two periods: (i) the 12-month period immediately preceding the date on which the Company becomes aware of a breach or attempted or threatened breach of any of the Restrictive

Covenants; or (ii) the six-month period immediately prior to the date of the termination of your employment with the Company or an Affiliate through the date on which the Company became aware of the breach or attempted or threatened breach, provided the date on which the Company becomes aware of the breach or attempted or threatened breach is no later than 12 months after the date of termination.
11.Equitable Relief. You acknowledge that the services you provide to the Company and/or its Affiliate(s) are of a unique nature and that it would be difficult to replace such services.  You also acknowledge that a breach of any of the Restrictive Covenants contained in this Agreement may cause irreparable damage to the Company and its Affiliate(s), the exact amount of which would be difficult to ascertain, and that any remedies, including the repayment and forfeiture remedies set forth in Paragraph 4 of this Annex A and any remedies permissible under law, for any such breach or threatened breach would be inadequate.  Accordingly, in the event the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company will be entitled to institute and prosecute proceedings in any court, tribunal or arbitrator of competent jurisdiction for specific performance,  a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
12.Extension of Restrictive Period. You agree that the Restricted Time will be extended by any time during which you are in violation of any of the Restrictive Covenants.

13.Acknowledgments. You and the Company agree that it is our mutual intent to enter into a valid and enforceable agreement. You and the Company acknowledge the reasonableness of the Restrictive Covenants, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. You further acknowledge that your skills are such that you can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent you from earning a living. You acknowledge that the remedies set forth in this Agreement are not the exclusive remedies and the Company may avail itself of other remedies at law or in equity in the event you breach any of the Restrictive Covenants.

14.Provisions Independent. The Restrictive Covenants will be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action you bring against the Company or an Affiliate, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.

15.Notification of Subsequent Employer. You agree that the Company and/or Affiliate may notify any person or entity hiring or engaging you, or considering hiring or engaging you, to serve as a director, officer, employee, consultant, contractor or advisor, or to provide services or advice in any capacity, of the existence and provisions of this Agreement.

16.THE SCOPE OF THE RESTRICTIVE COVENANTS IN PARAGRAPH 2 OF THIS ANNEX A ARE SUBJECT TO THE SEVERABILITY OR REFORM BY COURT PROVISIONS SET FORTH IN SECTION C.7 OF THE AGREEMENT.  TO THE EXTENT PERMISSIBLE, THE SCOPE OF THESE RESTRICTIONS SHOULD BE SUBJECT TO REFORMULATION BY A COURT OF COMPETENT JURISDICTION IN ORDER TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE COMPANY AND ITS AFFILIATES TO THE FULLEST EXTENT PERMITTED BY LAW.  PARAGRAPH 2 OF THIS ANNEX A IS SEVERABLE AND WILL NOT APPLY TO, AND WILL NOT BE ENFORCED BY THE COMPANY WITH RESPECT TO, POST–TERMINATION ACTIVITY IN ANY JURISDICTION IN WHICH THIS PROHIBITION IS NOT ENFORCEABLE UNDER APPLICABLE LAW.